UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8‑K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported)
March 12, 2015
Autodesk, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-14338	94-2819853
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
111 McInnis Parkway
San Rafael, California 94903
(Address of principal executive offices, including zip code)
(415) 507-5000
(Registrant’s telephone number, including area code)
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Approval of Executive Participation in Executive Incentive Plan for Fiscal Year 2016
On March 12, 2015, the Compensation and Human Resources Committee (the “Compensation Committee”) of the Board of Directors of Autodesk, Inc. (the “Company”) determined the target awards and payout formulas for fiscal year 2016 under the Autodesk Executive Incentive Plan (the “EIP”). The EIP is an annual cash incentive plan intended to motivate and reward participants to ensure the Company achieves its annual financial and non-financial objectives. The EIP was last approved by the stockholders in June 2014 and is intended to permit the payment of bonuses that may qualify as performance-based compensation under Internal Revenue Code Section 162(m). Each of the Company’s executive officers is eligible to participate in the EIP.
For each executive participant, the Compensation Committee established a target award equal to a specified percentage of such participant’s base salary ranging from 50% to 125% (the “Participant’s Target Amount”). The Compensation Committee determined a funding/payout formula for the EIP in general and for each participant individually related to achievement of certain billings, subscriptions and total stockholder return levels for fiscal 2016.
The actual bonuses payable for fiscal 2016 (if any) will vary depending on the extent to which actual performance meets, exceeds or falls short of the goals approved by the Compensation Committee, such as metrics relating to achievement of billings, subscriptions and deferred revenue levels, and other factors set forth in the EIP, such as individual performance. Accordingly, each participant could receive a bonus ranging from zero percent of the participant’s Target Amount (for performance falling short of the goals) to a percentage in excess of the participant’s Target Amount (for performance exceeding the goals). The Compensation Committee retains discretion to reduce or eliminate (but not increase) the bonus that otherwise would be payable based on actual performance. A participant must be an employee on the date of the bonus payout for fiscal 2016 (if any) in order to be eligible for any bonus under the EIP.
Approval of Sales Commission Plan with Steven Blum
On March 12, 2015, the Compensation Committee approved the fiscal 2016 Sales Commission Plan compensation targets for Steven Blum, the Company’s Senior Vice President, Worldwide Sales and Services. Mr. Blum’s Sales Commission Plan ties a portion of his targeted cash compensation to sales commissions based on achievement of specific billings objectives. For fiscal 2016, Mr. Blum’s commission-based cash incentive target was set at approximately 50% of his base salary.

Approval of Restricted Stock Units and Performance Stock Units
On March 12, 2015, the Compensation Committee granted Restricted Stock Unit (“RSU”) and Performance Stock Unit (“PSU”) awards to certain executives.
The RSUs vest annually over a three year period from the date of grant. The amounts of RSUs granted to these executives individually ranged from 13,500 to 54,000.
The PSU awards provide for a minimum, target and maximum number of shares to be earned based upon progress toward predetermined performance criteria. For fiscal 2016 awards, PSU vesting will be contingent upon achievement of performance goals adopted by the Committee (“Performance Results”) and Autodesk’s total stockholder return compared against the S&P Computer Software Select Index (“Relative TSR”) over one-, two- and three-year performance periods. For fiscal 2016, Performance Results will be based on annual billings and subscriptions. The use of billings and subscriptions goals motivates management to drive Autodesk’s ongoing business model transition and this, combined with Relative TSR, aligns these awards with the long-term interests of our stockholders.
The PSUs are split into three tranches:

•	Up to one third of the PSUs may vest following year one, depending upon the achievement of Performance Results for year one as well as 1-year Relative TSR (covering year one).

•	Up to one third of the PSUs may vest following year two, depending upon the achievement of Performance Results for year two as well as 2-year Relative TSR (covering years one and two).

•	Up to one third of the PSUs may vest following year three, depending upon the achievement of Performance Results for year three as well as 3-year Relative TSR (covering years one, two and three).
Performance Results for the relevant performance period could result in PSU attainment of 0% to 150% of target. Once the Performance Results percentage is established, it is multiplied by a percentage ranging from 80% to120%, depending on Autodesk’s Relative TSR for the period. The combined impact of these performance criteria is that PSUs could be earned from 0% to 180% of target.
The target amounts of shares that the executives could receive upon vesting of the PSUs individually ranged from 13,500 to 81,000.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AUTODESK, INC.

By:	/s/ PASCAL W. DI FRONZO
Pascal W. Di Fronzo Senior Vice President, General Counsel and Secretary
Date: March 17, 2015

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